Exhibit 4.2

EMPLOYEMENT AGREEMENT

THIS AGEEMENT made as of the 30th day of March 2007.

BETWEEN:

ALBERTA STAR DEVELOPMENT CORPORATION, a company duly incorporated under the laws of the Province of Alberta, having an office at Suite 506 – 675 West Hastings Street, Vancouver, British Columbia, V6B 1N2

(the “Company”)

OF THE FIRST PART

AND:

TIMOTHY COUPLAND, Executive of 1090 Shaman Crescent, Delta, British Columbia, V4M 2L7

(“Coupland”)

OF THE SECOND PART

WHEREAS:

A.

The Company is engaged in the business of acquiring and exploring mineral properties;

B.

The Company and Coupland have agreed to enter into an employment relationship for their mutual benefit;

NOW THEREFORE in consideration of the premises and the covenants herein contained the parties hereby covenant and agree as follows:

1.

Definitions.  In this Agreement,

(a)

“Base Salary” means the monthly salary payable to Coupland by the Company but excludes any Bonuses paid to Coupland by the Company, as more particularly set out on the attached Schedule A;

(b)

“Bonus” means for any calendar year the performance bonus paid by the Company as incentive remuneration and calculated based on the Audited Financial Statements for the immediately proceeding year, as more particularly set out on the attached Schedule A;

(c)

“Compensation” means the aggregate of:

(i)

the Base Salary of Coupland payable by the Company as at the end of the month immediately preceding the month in which the date of termination of employment hereunder occurs; and

(ii)

an amount equal to the Bonus for the year immediately preceding the date of termination of employment hereunder;

(d)

“Date of Termination” means the actual effective date of termination of Coupland’s employment with the Company, or the date on which notice of termination is given if given prior to the expressed effective date;

(e)

“Plans” means the Company’s retirement, deferred compensation and pension plans;

(f)

“Retirement” means the termination of Coupland’s employment with the Company by reason of Coupland having reached the normal retirement age pursuant to the Company’s retirement plan from time to time;

(g)

“Severance Period” means the period of twenty-four (24) months immediately following the date of termination of Coupland’s employment with the Company.

2.

Responsibilities and Status of Coupland.  Coupland shall have the responsibilities and status which he has on the date hereof, will hold the position of President of the Company and will render such administrative, sales, marketing and other executive and managerial services to the Company as the Company’s board of directors (the “Board”) may from time to time direct.  The Board of Directors of the Company may change Coupland’s responsibilities and status from time to time.  Coupland shall devote approximately ninety (90%) percent of his time to the President’s responsibilities and shall use his best efforts to promote the interests of the Company.

3.

Salary and Bonuses.  The Base Salary will be paid at the rate per annum as set out on the attached Schedule A, effective as of the date hereof, which Base Salary will be payable by the  Company in regular installments in accordance with the general payroll practices of the Company.  The Company will in December 2007 and in every December thereafter, review the Base Salary with Coupland and increase the Base Salary by such amount, if any, as the parties may agree to, but such increase shall not be less than $50,000 per annum.

In addition, Coupland will be eligible to receive an annual Bonus as set out on the attached Schedule A.  All Bonuses shall be calculated based upon the Audited Financial Statements of the Company and shall be made payable to a company wholly owned by Company, as directed by him, within 90 days of the Company’s fiscal year end.  All such payments shall be subject to the applicable payroll deductions and withholdings.

4.

Benefits.  In addition to the Base Salary and Bonus payable to Coupland, he will be entitled to the following benefits during the Term of this Employment Agreement, unless otherwise modified by the Board:

(i)

dental benefits, medical and health insurance, “key man” insurance and disability insurance with such coverage as is reasonably determined by the Board or in effect at the date hereof, which ever is better;

(ii)

the Company agrees to pay the premiums for any life insurance policy which Coupland maintains, the proceeds of which are payable to the person named as beneficiary in Coupland’s sole discretion;

(iii)

continued participation in the annual stock option grants offered by the Company;

(iv)

a maximum of four weeks vacation each year with Base Salary paid during such period;

(v)

reimbursement for reasonable business expenses incurred by Coupland, including meal and entertainment expenses incurred in the course of discharging his obligations under this Employment Agreement;

(vi)

reimbursement for reasonable travel expenses of Coupland’s spouse to relevant industry meetings agreed upon in advance; and

(vii)

reimbursement directly to Coupland or payment of monthly car allowance fee of up to $1,000 per month, for the capital and operating costs of using his personal automobile in the course of discharging this obligations under this Employment Agreement.

All amounts payable to Coupland as compensation hereunder will be subject to all required statutory withholdings by the Company.

5.

Expenses.  The Company shall reimburse Coupland for all traveling, meals and entertainment and any other expenses actually and properly incurred by him in connection with his duties as President, provided that such expenses are approved by an authorized officer or director of the Company and are supported by proper statements, invoices or vouchers supplied to the Company within 30 days of the expense being incurred.  Coupland shall be reimbursed for the approved expenses within 30 days of rendering the request.

6.

Termination of Employment.  The term o this Employment Agreement will be for an indefinite period deemed to commence on September 1, 2000 (the “Term”).  In the event that Coupland’s employment with the Company shall be terminated (including by Coupland) for any reason whatsoever (other than as a result of an Excluded Termination), the following provisions shall apply:

(a)

Coupland shall be entitled to receive, and the Company shall pay to Coupland the following:

(i)

a severance amount determined by multiplying the Base salary by seven (months) payable in seven consecutive monthly installments, based upon the total amount of the per annum Base Salary being paid as of the Date of Termination;

(ii)

Base Salary accrued to the Date of Termination;

(iii)

an amount in lieu of the Bonus for the calendar year in which the Date of Termination occurs, determined by pro rating the amount which would have been payable as a Bonus for the calendar year in which the Date of the Termination occurs as if Coupland’s employment had not been terminated, over the portion of such calendar year to and including the Date of Termination;

(iv)

the value of all benefits accrued to the Date of Termination;

(v)

any other amounts to which Coupland is entitled at law or under any other terms and conditions of Coupland’s employment with the Company;

Less the required statutory deductions.

(b)

unless the Company and Coupland otherwise agree in writing, Coupland shall continue to receive and the Company shall continue to provide or cause to be provided to Coupland, until the end of the period which is three months from the Date of Termination, all benefits and fringe benefits including, without limitation, medical and health insurance, dental benefits, disability insurance, life insurance, pension and supplementary income plan benefits on the scale provided by the Company to Coupland as at the Date of Termination;

(c)

the aggregate amount payable under Sections 6 (a)(i), (ii) and (iv), shall be paid to Coupland immediately following termination and in any event within 30 days following the Date of Termination, and the amount payable under Section 6 (a)(iii) shall be paid to Coupland immediately following the determination by the Board of Directors of the bonuses payable for the calendar year in which the date of termination occurred and no later than 90 days after the fiscal year end of the Company;

(d)

In the event that Coupland is required to move from the Province of British Columbia in order to obtain other employment, the Company shall pay $50,000 towards such moving costs;

(e)

Coupland shall have the option of purchasing from the Company the vehicle which he is using as of the Date of Termination at a price equal to the book value as of the Date of Termination; and

(f)

Coupland shall be entitled to have continued participation in the annual option grants and benefit plans operated by the Company for a period of twenty four (24) months following the date of Termination or the death of Coupland, whichever is earlier.

7.

Notwithstanding any other provisions of this Employment Agreement, the Company may terminate Coupland’s employment on the following grounds:

(a)

Coupland’s death while employed under this Employment Agreement; or

(b)

A determination that Coupland is disabled, which is defined as a failure to perform the employment duties for a consecutive period of 12 months by reason of illness or other physical of mental incapacity on determination of such disability by a medical physician.

In the event that this Employment Agreement is terminated as provided in this Section 7, then Coupland shall be deemed to have terminated his employment pursuant to the terms of Section 6 and the payments set out therein shall be payable to Coupland or his estate, as the case may be.

8.

Notwithstanding the provisions contained in Section 6, the Company may terminate Coupland’s employment for Just Cause without notice, payment in lieu of notice or severance and such termination will be effective upon the later of the day Coupland receives written notice of termination from the Company and they day specified in such notice.

9.

For the purpose of this Employment Agreement, “Just Cause” includes (i) a material breach of this Employment Agreement by Coupland, (ii) a breach of Coupland’s duty of loyalty to the Company or any act of dishonesty or fraud with respect tot eh Company, (iii) the commission by Coupland of an indictable offence, a crime involving moral turpitude, an act of sexual harassment or discrimination or other act or omission causing material harm to the standing and reputation of the Company; (iv) the failure of Coupland to perform his duties to the Company; or (v) a material breach of the policies of the Company.

10.

Coupland may terminate this Employment Agreement on not less than three months notice to the Company, in which case the obligations of the Company under this Employment Agreement will be terminated.  The notice period set out in this Section 9 is intended to protect the interests of the Company and, if such period exceeds what is reasonable in all of the circumstances to protect the interests of the Company, the Company will not unreasonably refuse to consent to a reduction thereof.

11.

Termination Due to Change in Control.  In the event that there is a Change of Control as hereinafter defined, Coupland and the Company agree that this will constitute an event of termination and Coupland will be entitled to the rights and payments contained in Section 6.

For the purposes of this Employment Agreement, “Change of Control” includes but is not limited to, the following events’

(a)

Sale by the Company of all, or substantially all of its assets;

(b)

A merger, amalgamation of other corporate reorganization resulting in a party acquiring beneficially 33% or more of the voting shares of the entity; or

(c)

The purchase of sale of 33% or more of the voting interest of the Company by any party.

12.

Amendment and Waiver.  No amendment or waiver of this Agreement shall be binding unless executed in writing by the parties hereto.

13.

Confidential Information.  Coupland acknowledges that the information, observations and data (including trade secrets) obtained by him while employed by the Company concerning the business or affairs of the Company, and its affiliates (the “Confidential Information”) are the property of the Company, or such affiliate.  Therefore, Coupland agrees that he will not disclose to any unauthorized person or use for his own purposes any Confidential Information without the prior written consent of the Board, unless and to the extent that the Confidential Information becomes generally known to and available for use by the public other than as a result of his acts or omissions.  Coupland will deliver to the Company at the termination or expiration of this Employment Agreement, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) embodying or relating to the Confidential Information or the business of the Company, and its affiliates of which he may then possess or have under his control.

14.

Indemnity.  The Company has requested that Coupland act as an officer of the Company.  As an inducement to Coupland to so act as President pursuant to the terms of this Employment Agreement, the Company agrees to indemnify Coupland to the full extent permitted by law, from all Liabilities arising from:

1.

Anything Coupland does, permits to be done or fails to do as an officer of the Company, or both; or

2.

Coupland being an officer of the Company.

“Liabilities” means liabilities, costs, charges and expenses, consequential or otherwise (including all liabilities for judgments, fines, penalties, amounts paid in settlement, legal fees and expenses) that the Company suffers or incurs resulting from:

1.

Any proposed or actual action, suit, assessment or other proceeding in which any the Company is or may become involved;

2.

Any order made or judgment awarded against the Company or any investigation or proceeding involving the Company by any court, administrative or quasi-judicial official body, agency, regulatory authority or tribunal; and

3.

Any liability for the net amount of all taxes, including taxes on all indemnity payments under this Employment Agreement, and all interest, fines and penalties on such taxes and indemnity payments.

This Indemnity shall continue even after Coupland ceases to be an officer of the Company.  The Company shall pay all amounts required by this Indemnity forthwith upon written demand by Coupland, even if any existing action, suit or other proceeding in respect of which indemnity is requested is continuing or any proposed action, suit or other proceeding in respect of which indemnity is requested has not been commenced.

The Company acknowledges that it has in place appropriate insurance insuring its directors and officers in respect of their liabilities as such and agrees to ensure that such insurance will remain in place as long as Coupland may have any liability as an officer of the Company.

15.

Choice of Law.  This Employment Agreement shall be governed and interpreted in accordance with the laws of the Province of British Columbia, which shall be the proper law hereof.

16.

Severability.  If any provision of this Employment Agreement shall be held by a court of competent jurisdiction to be invalid or unenforceable, such invalid or unenforceable provision shall be severable and severed from this Agreement, and the remainder of this Agreement shall not be affected thereby but shall be and remain in full force and effect.

17.

Notices.  Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be given by prepaid first-class mail, by facsimile or other means of electronic communication, or by hand-delivery, as hereinafter provided.  Any such notice or other communication, if mailed by prepaid first-class mail, shall be deemed to have been received on the fourth business day after the post-marked date thereof, or if sent by facsimile or other means of electronic communication, shall be deemed to have been received on the business day following the sending, or if delivered by hand shall be deemed to have been received at the time it is delivered.

18.

Arbitration.  Any disputes between the parties relating to the terms of this Employment Agreement may be referred to a sole arbitrator for determination.  Such arbitrator is to be appointed by both parties in their sole discretion.

19.

Assignment.  This Employment Agreement is personal to Coupland and my not be assigned by him.

20.

Further Documents.  Each party covenants and agrees to execute such further documents and instruments and do such further and other things as are necessary to carry out the intent of this Employment Agreement.

21.

Successors.  This Employment Agreement shall be binding upon the parties hereto and their respective heirs, successors, administrators, executors and permitted assigns.

22.

Independent Legal Advice.  Coupland hereby acknowledges that he has received independent legal advice with respect to this Employment Agreement.

23.

Previous Agreements.  Except as specifically stated in this Employment Agreement, any and all previous agreements, written or oral, between the parties pertaining to the relationship of Coupland to the Company are hereby terminated.

IN WITNESS WHEREOF the parties hereto have duly executed and delivered this Employment Agreement as of the date first above written.

/ s / Timothy Coupland

TIMOTHY COUPLAND

ALBERTA START DEVELOPMENT CORP.

By: / s / Rob Hall

Authorized Representative

SHEDULE A

1.

Annual Base Salary - $200,000 retroactive for the year 2006 and thereafter will be established by the Board and Coupland as set out in Section 3, but after 2006 such amount is not to be less than $250,000.

2.

Bonus – Bonus of $100,000 for fiscal year ended 2006, but thereafter will be determined by the Board as set out in Section 3 and will be no greater than 75% of the Annual Base Salary payable for that year as determined by the Board.